UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant To Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 11, 2004

UNIVERSAL CITY DEVELOPMENT PARTNERS, LTD.
UCDP FINANCE, INC.
(Exact name of Registrants as specified in its charter)

Florida	59-3128514
Florida	42-1581381
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

1000 Universal Studios Plaza Orlando, FL	32819-7610
(Address of principal executive offices)	(Zip code)

(407) 363-8000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 9.    Regulation FD Disclosure

A.	Limitation on Incorporation by Reference

In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 9 shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The information set forth in this Item 9 shall not be deemed an admission as to the materiality of any information in this Current Report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

B.	Supplemental Information

On March 11, 2004, the Registrant held a telephonic conference call. During the call, the following information was discussed by Michael J. Short, Principal Financial Officer, Universal City Development Partners, Ltd.

ATTENDANCE

During our third quarter call, I told you we had a strong summer with us posting record attendance in both July and August. We continued to see strong performance from our outer United States and Florida markets during the fourth quarter. With a successful event strategy including "Halloween Horror Nights" and our holiday offerings, we were able to achieve record attendance in the Florida market for the fourth quarter. Despite a weak international market, the tremendous strength demonstrated by the outer United States and Florida market has resulted in a strong fourth quarter with attendance up 4% versus 2002.

Despite a war, increased terrorism alerts, a soft economy, and weak international travel, we grew our paid attendance 2% compared to prior year. Importantly, we saw a 3.5% increase from the outer United States market, which resulted in an all time record for us from that market. On a total turnstile attendance basis, we saw a 2% increase to 11.5 million. In addition, our number of days admission per visitor increased to 1.59 in 2003 from 1.45 in 2002. During the fourth quarter, our number of days admission per visitor increased to 1.50 in 2003 from 1.41 in 2002.

RESULTS OF OPERATIONS

Let's now turn to our financial statements. Before I review our financial results, I wanted to briefly discuss Interpretation (FIN) 46, "Consolidation of Variable Interest Entities" (FIN 46), which provides new accounting guidance related to the identification and consolidation of variable interest entities. Based on our assessment of FIN 46, we have consolidated one of our joint ventures into our financial statements beginning with the year 2003. While this increases revenues and expenses in 2003 (eroding our margins somewhat), it has no impact on our net income. However, for consistency purposes, I will exclude the impact of FIN 46 during my discussion of our full year operating financial results.

Overall, 2003 was very strong versus prior year. Our results were favorable $30.9 million, or 5%, in revenues, and $18.5 million, or 10%, in EBITDA. Our revenue increase was driven by a couple of factors. Pass, food and merchandise revenues increased $12.4 million, or 2%. This was a result of the attendance increase I discussed earlier, and planned price increases. Other revenue was also favorable 14%, or $18.4 million primarily due to revenue growth at CityWalk, and upselling initiatives in the park.

In 2003, total costs and operating expenses include $2.1 million from increased fees, which are calculated based on a percentage of revenue. In 2002, the balance includes $7.6 million in one-time items that reduced operating expenses in that year. Despite the unfavorable impact of these items, total costs and operating expenses in 2003 increased only $4.8 million, or less than 1%, from prior year.

Interest expense was unfavorable by $25.4 million, or 27% versus prior year primarily due to a higher average interest rate associated with the new bonds.

Despite the growth in EBITDA, net loss remained substantially unchanged, largely due to the increase in interest expense.

Due to our strong holiday period and a recovery from code orange, which impacted us in 2003, 2004 year-to-date results have been extremely strong compared to prior year. Compared to prior year, we have seen mid teen percentage growth in attendance, and about a 20% growth in revenue.

LIQUIDITY AND CAPITAL RESOURCES

During 2003, excluding the effects of FIN 46, we generated $135.5 million in cash flows from operating activities, which was a $41.5 million increase from the prior year. In addition, we spent $52.8 million in capital additions, of which $37.7 million was spent on the development of our 3 new rides: the Revenge of the Mummy, and Jimmy Neutron's Nicktoon Blast and Shrek 4-D, which both opened during the first half of 2003 with great success. In fact, Shrek 4-D is our top-rated ride at Universal Studios Florida. We also generated $37.9 million in cash from 3 one-time items ($14.5 million in a capital claims recovery; $10.9 million from a capital reimbursement; and $12.5 million from a land sale, which was used as a prepayment on our Term Loan). Total cash flows from operating and investing activities in 2003 was $125.7 million, or a $54.2 million increase from prior year.

On the financing front, we had very active year. As you are all aware, we issued $500.0 million in bonds in March of 2003. We used the proceeds to paydown in excess of $372.0 million on our Term Loan, repay and cancel our $50.0 million revolver with Wachovia Bank and Fleet Capital Corporation and improve our liquidity position. Additionally, we were able to make further prepayments in excess of $30.0 million. Overall, we improved our cash position this year by $99.1 million. At the end of December 2003, excluding the effects of FIN 46, we had cash of $111.3 million, and total liquidity of $211.9 million.

In addition, based on our 2003 operating results, we have calculated our required cash flow sweep. On January 30, 2004, we made a $35.0 million prepayment, which is the bulk of our sweep requirements. In addition, we plan on prepaying another $30.0 million on our Term Loan sometime next week. As you know, these prepayments reduce the amortization schedule in forward maturity. Accordingly, we have eliminated all of our March 2005 payment and about 50% of our June 2005 payment.

Looking at the upcoming year, I have just a few comments. First, we have little to report related to the transaction with National Broadcasting Company Inc. We obviously have been involved with due diligence and pre-merger activities, but aren't in a position to comment on the timing of the transaction or the ultimate impact on us. Second, we are excited about the opening of the Revenge of the Mummy in the second quarter, which is going to be an awesome ride. Third, we also are optimistic that the economy is rebounding. We have recently seen several strong economic indicators, including favorable airline lift into Orlando and hotel booking pace.

C.	Forward-Looking Information

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The statements contained in this Current Report on Form 8-K that are not historical facts (including without limitation statements to the effect that we "believe," "expect," "anticipate," "plan," "intend," "foresee," and other similar expressions) are forward-looking statements. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those anticipated by us. These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions and they are subject to change based upon various factors. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements contained in this Current Report on Form 8-K whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned, thereunto duly authorized.

UNIVERSAL CITY DEVELOPMENT PARTNERS, LTD.

Date:March 11, 2004	By: /s/ Michael J. Short

Name: Michael J. Short Title: Principal Financial Officer
UCDP FINANCE, INC.

Date:March 11, 2004	By: /s/ Michael J. Short

Name: Michael J. Short Title: Treasurer